EXHIBIT 99.1

Contact	Contact
Robert L. Messier, Jr.	Mark J. Blum
President & CEO	Executive Vice President & CFO
(860) 585-2117	(860) 585-2118

FIRST VALLEY EARNINGS JUMP 31%

Bristol, Connecticut - January 30, 2006 - First Valley Bancorp, Inc., the parent company of Valley Bank, reported financial results for the fiscal year ended December 31, 2005. Assets grew to $160.8 million, a 23% increase over fiscal year end 2004. Deposits increased by 20% and totaled $129.2 million at December 31, 2005 while loans at year end totaled $109.8 million, a 41% increase for the year. The Company had net profits of $749,000 for fiscal 2005, a 31% increase over 2004 results, despite a one-time charge of $98,000 in the current year for expenses associated with the formation of the holding company.

In December 2005, First Valley Bancorp, Inc. announced a one for ten stock split to shareholders of record as of December 30, 2005. Eligible shareholders will receive one additional share of First Valley Bancorp, Inc. common stock for every ten shares they now own. Shares will be distributed on January 30, 2006. The Company earned $0.67 diluted income per share for the 2005 fiscal year compared to $0.52 diluted income per share in the prior year. After giving effect to the one for ten stock split, diluted income per share would be $0.60 and $0.47, respectively, in 2005 and 2004.

Robert L. Messier, Jr., President & CEO of First Valley Bancorp, Inc., said, “We are extremely pleased with our results after six years of operation. Strong loan and deposit growth have helped Valley Bank achieve very good earnings for a community bank that is just beginning to achieve the efficiencies associated with growth.”

“Forming the holding company in mid-year allowed us to raise $4.0 million through a trust preferred offering that increased Valley Bank’s regulatory capital without diluting shareholder value,” said Messier.

The introduction of Valley Online Banking (V.O.L.) in September 2005 has allowed Valley Bank to attract more customers and give existing customers more options to do their banking.

Messier said, “Valley Bank, the sole subsidiary of First Valley Bancorp, has two branches planned for 2006. An application to the State Banking Department for a full service branch at 98 Main Street, Southington was submitted on January 16, 2006 and, if approved, is expected to open early in the third quarter of 2006. Another branch is planned for 888 Farmington Avenue, Bristol to be opened in the fourth quarter of 2006. Both are subject to approval by the State of Connecticut Banking Department.”

Valley Bank is a commercial bank with full service banking offices in Bristol and Terryville and a loan production office in Southington. For more information, visit the Bank’s website at www.valleybankct.com or call (860) 582-8868.

First Valley Bancorp, Inc. stock is quoted on the Over the Counter Bulletin Board under the symbol “FVLY”.

Statements in this news release concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors, including those identified from time to time in the Company’s other filings with the Securities and Exchange Commission, press releases and other communications.

- END -

FIRST VALLEY BANCORP, INC. AND SUBSIDIARY
DECEMBER 31, 2005

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands except share data)
	December 31,	December 31,
	2005	2004
	(Unaudited)

ASSETS
Cash and due from depository institutions	$3,447	$5,764
Federal funds sold and money market accounts	9,220	4,269
Investment securities	33,907	39,548
Loans receivable, net	109,773	77,729
Premises and equipment, net	1,435	1,524
FHLB Stock	855	727
Accrued income receivable	680	560
Deferred income taxes	812	632
Other assets	705	187
TOTAL ASSETS	$160,834	$130,940

LIABILITIES AND CAPITAL ACCOUNTS
Liabilities:
Deposits -
Non-interest bearing	$17,166	$12,300
Interest bearing	112,034	95,446
Total deposits	129,200	107,746
Federal Home Loan Bank advances	15,019	12,679
Junior subordinated debt	4,098	-
Mortgagors' escrow accounts	176	150
Other liabilities	2,641	1,206
Total Liabilities	151,134	121,781

Capital Accounts:
Common stock, no par value; authorized 3,000,000 shares;
issued and outstanding 1,186,216 and 1,180,192 at
December 31, 2005 and December 31, 2004, respectively	892	887
Additional paid-in capital	8,194	8,126
Retained earnings	1,054	305
Accumulated other comprehensive loss	(440)	(159)
Total Capital Accounts	9,700	9,159
TOTAL LIABILITIES AND CAPITAL ACCOUNTS	$160,834	$130,940

(a) All share data have been adjusted to give effect to a one for ten stock split effective
January 30, 2006

FIRST VALLEY BANCORP, INC. AND SUBSIDIARY
DECEMBER 31, 2005

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands except share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Interest income:	2005	2004	2005	2004
Interest on loans	$1,786	$1,259	$6,014	$4,561
Interest and dividends on investments
and deposits	399	390	1,585	1,357
Total interest income	2,185	1,649	7,599	5,918

Interest expense:
Deposits and escrow	677	430	2,259	1,475
Borrowed money	178	74	467	268
Total interest expense	855	504	2,726	1,743
Net interest income	1,330	1,145	4,873	4,175

Provision for loan losses	94	117	348	353

Net interest income after provision for loan losses	1,236	1,028	4,525	3,822

Noninterest income:
Service charges and other fees	95	109	385	327
Realized gains on investments	-	-	-	6
Total noninterest income	95	109	385	333

Noninterest expenses:
Salaries	474	428	1,736	1,528
Employee benefits and taxes	94	85	347	306
Occupancy and equipment	162	126	655	671
Professional fees	28	34	138	145
Marketing	35	34	106	104
Office supplies	20	17	74	67
Outside service fees	55	48	225	146
Other	81	100	428	249
Total noninterest expenses	949	872	3,709	3,216
Income before income tax expense	382	265	1,201	939
Income tax expense	144	106	452	367
NET INCOME	$238	$159	$749	$572

Basic income per share (a)	$0.20	$0.13	$0.63	$0.49
Diluted income per share (a)	$0.19	$0.13	$0.60	$0.47
Weighted-average shares outstanding - basic (a)	1,186,216	1,180,192	1,184,910	1,178,669
Weighted-average shares outstanding - diluted (a)	1,240,286	1,209,448	1,238,980	1,207,925

(a) All share data have been adjusted to give effect to a one for ten stock split effective
January 30, 2006